UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    July 29, 2009

PATIENT SAFETY TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

 (State or Other Jurisdiction of Incorporation)

001-09727	13-3419202
(Commission File Number)	(IRS Employer Identification No.)

43460 Ridge Park Drive, Suite 140
Temecula, California	92590
(Address of Principal Executive Offices)	(Zip Code)

(951) 587-6201

(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.

On July 29, 2009, Patient Safety Technologies, Inc. (the "Company") completed the first closing of a private placement of its common stock. The shares were issued and sold to accredited investors who were holders of common stock warrants of the Company. The shares of common stock were issued at a per share price of $0.86, paid by cancellation of the common stock warrants held by these holders, and in some cases an additional cash contribution by the holders.

Holders not making a cash investment tendered warrants to purchase an aggregate of 1,774,994 shares of common stock and received an aggregate of 687,235 shares of the Company’s common stock. Holders who elected to make a cash investment tendered warrants to purchase an aggregate of 4,780,990 shares of common stock and an aggregate of $1,511,727 in cash, and received an aggregate of 4,780,990 shares of the Company’s common stock.

The issuances of common stock solely in exchange of warrants were effected pursuant to the terms and conditions set forth in an Exchange Agreement among the Company and the applicable holders; the issuances of common stock in exchange for warrants and cash were effected pursuant to the terms and conditions set forth in a Purchase Agreement between the Company and the applicable holders.  Both forms of agreement are attached hereto as exhibits.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits.

99.1             Form of Exchange Agreement
99.2             Form of Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATIENT SAFETY TECHNOLOGIES, INC. (Registrant)

	By:	/s/ Mary Lay
	Name:	Mary Lay
Date: August 3, 2009	Title:	Interim Chief Financial Officer